Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File Nos. 333-285637) and Form S-8 (File Nos. 333-276016) of Ohmyhome Limited (the “Company”) and its subsidiaries (the “Group”) of our report dated April 28, 2026, relating to the audit of the consolidated financial statements of the Group as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended December 31, 2025, and the related notes appearing in this Form 20-F.

/s/ Enrome LLP

Singapore

April 28, 2026